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                                                                    Exhibit 23-a



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Chiquita Brands International, Inc. ("Chiquita") on Form S-4 No. 333-40709, as amended by Amendment No-1 thereto filed on December 4, 1997, and related Proxy Statement/Prospectus of Stokely USA, Inc. and Chiquita for the registration of shares of Chiquita's common stock and to the incorporation by reference therein of our report dated February 19, 1997, with respect to the consolidated financial statements and schedule of Chiquita included (or incorporated by reference) in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.





                                                /S/  ERNST & YOUNG LLP



Cincinnati, Ohio
December 4, 1997